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              SUPPLEMENT NO. 1 TO PROSPECTUS DATED AUGUST 8, 1997

                                    959,479

                             Terra Industries Inc.

                                 [TERRA LOGO]

                                 Common Shares


     This document supplements the Prospectus, dated August 8, 1997 (the "Prospectus"), of Terra Industries Inc. (the "Company") relating to the proposed sale of up to 959,479 shares of the Company's common stock, no par value (the "Common Shares"). Capitalized terms used in this supplement and not otherwise defined herein shall have the meaning given in the Prospectus.

     James G. Huntting and Joanne Huntting, Selling Stockholders under the Registration Statement and shown as beneficially owning 153,403 and 103,010 Common Shares, respectively, have transferred 32,000 Common Shares each to a charitable remainder trust of which they are the co-trustees. This trust, known as the Huntting Charitable Remainder Unitrust (the "Trust"), will be treated as a Selling Stockholder under the Registration Statement and will offer for sale up to 64,000 Common Shares pursuant to the Registration Statement. Likewise, the number of Common Shares offered for sale by James G. Huntting and Joanne Huntting will be reduced by 32,000 Common Shares each.

     The Trust will hereafter be a Selling Stockholder, and the shares transferred to the Trust will be deemed to be covered by the Prospectus and the Registration Statement of which the Prospectus forms a part.

          The date of this Prospectus Supplement is December 5, 1997.